Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-22846, 33-25627, 333-161014, 333-188290, 333-190507, 333-49972, 333-198682 and 333-152931) and Form S-3 (Nos. 333-185660, 333-194712 and 333-200137) of Seacoast Banking Corporation of Florida (the Company) of our report dated March 16, 2015, with respect to the consolidated balance sheet of the Company as of December 31, 2014, and the related consolidated statements of income, comprehensive income (loss), cash flows, and shareholders’ equity for the year ended December 31, 2014, and the effectiveness of internal control over financial reporting, which report appears in the December 31, 2014 annual report on Form 10-K of the Company.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

March 16, 2015